Exhibit 21.1

SUBSIDIARIES

CVD Materials Corporation, a New York corporation, is a wholly owned subsidiary of CVD Equipment Corporation. On December 16, 2016, we purchased certain assets formerly owned by Tantaline A/S of Nordborg, Denmark through our wholly owned subsidiary, CVD Materials Corporation.

FAE Holdings 411519R, LLC, a New York limited liability company, is a wholly owned subsidiary of CVD Equipment Corporation whose sole asset is its interest in the real estate and building housing our corporate headquarters.